Exhibit 99.1

           Portal Reports First Quarter Results for Fiscal Year 2005

     CUPERTINO, Calif.--(BUSINESS WIRE)--May 25, 2004--Portal Software, Inc. (Nasdaq:PRSF), a leading provider of billing solutions, today reported financial results for its first quarter of fiscal year 2005 ended April 30, 2004.

     Financial Results

     Revenues for the quarter totaled $31.2 million, compared to revenues of $36.1 million for the fourth quarter of fiscal year 2004, and revenues of $32.1 million for the same period last year. Pro forma net loss for the first quarter of fiscal 2005 was $7.9 million, or $0.19 per share. This compares to a pro forma net loss of $6.8 million, or $0.16 per share in the prior quarter, and a pro forma net loss of $2.0 million, or $0.06 per diluted share in the first quarter of fiscal 2004. Pro forma amounts in the first quarter of fiscal year 2005 exclude amortization of acquisition-related costs of $0.7 million, a stock option compensation credit of approximately $3.8 million, and a restructuring charge of $0.4 million. Pro forma amounts in the first quarter of fiscal year 2004 exclude amortization and impairment of acquired intangibles of $0.7 million and stock option compensation expense of approximately $7.1 million. Net loss for the quarter ended April 30, 2004 was $5.2 million or $0.12 per diluted share, in accordance with generally accepted accounting principles ("GAAP"). This compares with a GAAP net profit of $11.6 million or $0.28 per diluted share in the fourth quarter of fiscal 2004. GAAP net loss in the first quarter of fiscal 2004 was $9.8 million or $0.27 per share.
     The overall revenue mix for the first quarter, fiscal year 2005 was 16 percent licenses and 84 percent services versus 25 percent and 75 percent in the fourth quarter of fiscal year. While services margins improved markedly from 35 percent in the fourth quarter of 2004 to 41 percent in the first quarter of fiscal year 2005, gross margin, as a percentage of total revenue, at 50 percent was below our expectations due to the revenue mix shift to services in the quarter.
     Cash at the end of the quarter was $89.3 million, down from $98.6 million at January 30, 2004. Higher than expected cash usage was the result of the need for increased engineering capital expenditures as a result of rising customer demand, the lower margins as described above and working capital changes.

     Continued Customer Growth

     Portal continues to successfully expand its relationships with existing customers, further demonstrating the value of its scalable and flexible billing solutions. A number of successful implementations during the quarter are continued validation of Portal's strategy to deliver total solutions. Portal's billing solutions are designed to enable customers to get services to market faster, generate new revenue opportunities and lower their total cost of ownership and reduce risk of implementation.

     During the first quarter, Portal signed deals and expanded relationships with a number of existing customers including:


    --  Vodafone, the world's largest mobile operator
        Portal currently works with 15 of this firm's operating companies worldwide. In the first quarter of fiscal year 2005, Portal expanded its relationships with 11 of these operating companies through sales of additional licenses and/or services.

    --  A leading ISP in China
        This company has extended Portal's billing solution to covr broadband services and will integrate dial-up and broadband users onto a single platform.


     Successful Solutions Delivery Execution

     During the first quarter, Portal also achieved significant milestones in the delivery of total solutions across virtually every region of our business including:


    --  Cablevision Mexico
        Cablevision Mexico can now provide video, data and voice to differentiate themselves from their competitors in this rapidly expanding market.

    --  Three large telecommunications carriers
        Portal met significant solutions delivery milestones with three major customers in Southern Europe.

     "The accomplishments we achieved this quarter with our existing customer base demonstrate how we are continuing to successfully execute against our strategy to provide total solutions to global service providers; to meet their key needs of optimizing customer value; maximize profitability and enabling business agility," said John E. Little, Portal's founder and CEO. "In addition to strengthening and expanding our relationships with existing customers, Portal also made significant progress in the delivery of total solutions to customers in multiple geographies as evidenced by the number of significant milestones we achieved in the quarter."

     Business Outlook

     The following statements are based on current expectations and are forward-looking. They are subject to a number of uncertainties and risks, including: those discussed below; in our SEC filings; for other reasons of which we are not currently aware; actual results could, of course, differ materially. We undertake no obligation to update any of the information contained in these forward-looking statements.
     Portal has seen some indication of improved customer traction, especially internationally, and there are some recent indications of improvement in North America. Even so, customers' purchasing decisions continue to be deliberate and include senior management and Boards of Directors in the process due to the strategic significance of the decision. The significant transactions Portal expects to continue to complete are larger, multi-year deals, which may add to long-term revenue predictability, but dampen near-term revenue growth and increase revenue volatility while also challenging the Company's ability to deliver total solutions.

    -- With continued economic uncertainty and intense market competition Portal currently expects second quarter fiscal 2005 revenue to be in the range of $33 - 38 million, a modest increase in the run rate we have seen over the last two years.

    -- Second quarter gross margins are expected to be in the range of 55 - 60 percent, an expected further demonstration of our improving delivery execution.

    -- Portal currently expects pro forma second quarter operating expenses to be in the range of $23 - $25 million.

    -- Due to the wide range of our guidance around both revenue and gross margins, we are not providing Pro forma per share guidance for the quarter.

    -- We expect free cash flow to be around break-even and our Book-to-Bill to be 1 to 1 or better.

    -- Pro forma operating expenses and net income in the second quarter of Fiscal Year 2005 are expected to exclude amortization of acquisition-related expense and stock option compensation expense. Portal is unable to provide guidance on a GAAP basis because information relating to stock option compensation expense is currently not quantifiable on a forward-looking basis as it depends on various factors, including the future market price of Portal's common stock.

     Information About Pro Forma Presentation

     To supplement Portal's consolidated financial statements presented on a GAAP basis, Portal uses additional non-GAAP or "pro forma" measures of operating results, net profit/loss and net profit/loss per diluted share adjusted to exclude certain costs, expenses and losses Portal believes appropriate to enhance an overall understanding of its past financial performance and also its prospects for the future. In addition, these adjusted non-GAAP results are among the primary indicators management uses as a basis for planning and forecasting of future periods. Because there are no generally accepted industry standards for presenting non-GAAP results, the methods used by Portal may differ from the methods used by other companies. The presentation of this additional information is not meant to be considered in isolation or as a substitute for measures prepared in accordance with GAAP. Information relating to the corresponding GAAP measures and a reconciliation of the pro forma and GAAP items can be found in the Portal investor web site at www.portal.com.

     Conference Call Information

     Portal will discuss its first quarter fiscal year 2005 results and other financial and business information in a conference call and an audio web cast on Tuesday, May 25, 2004 at 5:00 p.m. EDT/2:00 p.m. PDT.
     In order to access the call, please dial in to one of the following numbers at 4:50 p.m. EDT/1:50 p.m. PDT on May 25, 2004: 800-238-9007 (inside the US) or
719-457-2622 (outside of the US). The Portal Software, Inc. Q1 fiscal year 2005 earnings call will also be simulcast at www.fulldisclosure.com.
     Additionally, an Internet playback will be available an hour following the call on May 25, 2004 until 5:00 p.m. PDT on May 25, 2005 at www.fulldisclosure.com and on Portal's investor relations web site at www.portal.com/about_portal/investor_relations/. A tele-replay of the call also will be available until May 25, 2005. The tele-replay numbers are 888-203-1112 or 719-457-0820; the passcode to access the replay is 687408.
     This press release and full company balance sheet and consolidated operations details will be filed as an exhibit to a current report on Form 8-K and will be posted on our web site prior to the conference call described above. For a copy of this press release and the company balance sheet and consolidated operations details, please visit the Portal Investor Relations site at: www.portal.com/about_portal/investor_relations.

     About Portal Software, Inc.

     Portal Software provides flexible billing and subscriber management solutions to enable organizations to monetize their voice and digital transactions. Portal's convergent billing platform enables service providers to charge, bill, and manage a wide range of services via multiple networks, payment models, pricing plans, and value chains. Portal's flexible and scalable product-based solutions enable customers to introduce new value added services quickly, providing maximum business value and lower total cost of ownership. Portal's customers include thirty-five of the top fifty wireless carriers as well as organizations such as Vodafone, AOL Time Warner, Deutsche Telekom, TELUS, NTT, China Telecom, Reuters, Telstra, China Mobile, Telenor Mobil, and France Telecom.

     Forward Looking Statement

     Statements in this release concerning Portal Software, Inc.'s business outlook, future financial and operating results, future expense reductions, and Portal's overall future prospects are forward looking statements that involve a number of uncertainties and risks. Factors that could cause actual events or results to differ materially include the following: General business and economic conditions and changes in the amount of technology spending by our customers and prospects; the timing or delay in signing, commencement, implementation and performance of projects or contracts or the delivery of products and services under them and revenue recognition issues related to same; market acceptance of Portal's products and services; customer and industry analyst perceptions of Portal and its technology vision and future prospects; fluctuations in the market price of Portal stock that can result in unpredictable compensation expense charges; difficulties in implementing or realizing the benefits of cost reduction efforts, such as our ability to sublease or eliminate excess office facilities in a timely and cost effective manner; sales force training and productivity; challenges associated with recruiting, training, and retaining skilled management and other personnel; ability to establish, maintain, and effectively implement relationships with system integrators and other strategic resellers and vendors and to manage large multi-party projects involving system integrators and other parties; rapid technological changes; competitive factors; and unanticipated delays in scheduled product availability. In addition, the significant Tier 1 transactions Portal has closed and is pursuing are larger, multi-year deals, in which revenue may be recognized over multiple periods which may increase long-term predictability and limit near-term visibility and also involve longer sales cycles. These and other factors are described in detail in our Annual Report on Form 10-K for the fiscal year ended January 31, 2004 and our quarterly reports on Form 10-Q. All statements made in this press release are made only as of the date set forth at the beginning of this release. Portal undertakes no obligation to update the information in this release in the event facts or circumstances subsequently change after the date of this press release.

     Infranet and the Portal logo are U.S. registered trademarks, and Portal is a trademark of Portal Software, Inc. All statements made in this press release are made only as of the date set forth at the beginning of this release. Portal undertakes no obligation to update the information in the event facts or circumstances subsequently change.

     CONTACT: Portal Software, Inc.
              Maureen O'Connell, 408-572-3925 (Corporate) maureen@portal.com
              Geoff Devlin, +44 (0) 1753 244026 (Europe)
              gdevlin@portal.com
              Kazuhiko Komabayashi, +81 3 3512 6019 (Japan) kkoma@portal.com
              Kathy Cotten, 408-472-2435 (Investors)
              kcotten@portal.com